Exhibit 99.1

American Oriental Bioengineering Reports

Second Quarter 2008 Financial Results

— Revenue Increased 74.0% to $59.0 Million in 2Q08 —

— 2Q08 Net Income Increased 43.4% to $13.9 Million —

— 2Q08 Diluted EPS $0.18 versus 2Q07 Diluted EPS $0.15 —

New York, August 11, 2008 — American Oriental Bioengineering, Inc. (NYSE: AOB) , a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter (“OTC”) products in China, today announced financial results for the quarter ended June 30, 2008.

Revenue in the second quarter of 2008 increased 74.0% year over year to $59.0 million from $33.9 million, reflecting a continued increase in demand for the Company’s OTC and prescription pharmaceutical products. Revenue from pharmaceutical products increased 91.5% to $49.8 million from $26.0 million in the second quarter of 2007. Revenue from OTC pharmaceutical products increased 102.9% to $29.4 million from $14.5 million in the prior year’s second quarter, reflecting continued recognition of the Company’s new products supported by effective marketing campaigns. Sales generated by CCXA and Boke, which were not subsidiaries in the second quarter of 2007, were major contributors to the increase in OTC sales and generated a combined $13.4 million of revenue during the second quarter of 2008. Strong sales of the Jinji series and Jinji Yimucao products also contributed to the increase in OTC revenue during the second quarter of 2008. Prescription pharmaceutical products generated $20.4 million in revenue during the second quarter of 2008, a 77.2% year over year increase, driven by sales of Shuanghuanglian Injection Powder and Cease Enuresis Soft Gel. We believe that our continous marketing efforts, increased brand recognition and effective pricing strategy, as well as expanding rural market coverage drove prescription pharmaceutical revenue performance during the second quarter of 2008. Nutraceutical product revenue increased approximately 17% to $9.2 million in the second quarter of 2008 from $7.9 million in the prior year’s period, and decreased as a percentage of total revenue to approximately 15.6% versus 23.3% in the comparable period. The increase in Nutraceutical revenue was mainly attributed to the increase in sales of peptide tablets and peptide powder. The Company continues to focus on selling and marketing higher growth pharmaceutical products.

Gross profit in the second quarter of 2008 increased 69.1% to $40.1 million from $23.7 million in the second quarter of 2007. Gross margin was approximately 67.9%, compared to 69.9% in the prior year’s period, reflecting a shift in product mix.

For the second quarter of 2008, operating expenses increased 75.5% to $21.4 million from $12.2 million in the comparable period of 2007. The increase in operating expenses was primarily due to increases of $3.8 million in sales and marketing expenses, $2.7 million in general and administrative expenses as well as additional depreciation and amortization costs due to the Boke and CCXA acquisitions. Income from operating in the second quarter of 2008 increased 62.4% to $18.7 million from $11.5 million in the second quarter of 2007, while operating margin was 31.7%, compared to 33.9% in the second quarter of the prior year.

Net income for the second quarter of 2008 increased 43.4% to $13.9 million, or $0.18 per diluted share, compared to $9.7 million, or $0.15 per diluted share, in the prior year’s period. Net income for the second quarter of 2008 includes the impact of $0.6 million in loss from unconsolidated entities, related to the Company’s minority ownership in China Aoxing. Diluted share count in the second quarter of 2008 was 78.2 million, compared to 66.6 million in the second quarter of 2007.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, commented “We are very pleased with our financial performance in the second quarter of 2008. All of our product categories exhibited strong sales and we believe that our performance is the result of promoting effective marketing and branding of our products and the expansion into rural markets. We believe that our six month performance speaks to the effectiveness of our acquisition strategy. For the six month period in 2008, OTC revenue was up 117% versus the year before, with $23.4 million of incremental revenue from CCXA and Boke integrations. We also generated $28.4 million of operating cash flow, an increase of 77.3% from the same period of last year.”

Mr. Liu concluded, “We continue to anticipate revenue growth in 2008 of at least 50 percent, and expect to reach total revenue of at least $245.0 million in the full year 2008. This anticipated year over year top line growth reflects continued demand for our leading products, and particularly our success with CCXA and Boke integrations. We also anticipate net income performance of at least $62.0 million, which reflects anticipated year over year net income growth of more than 44%. This full year financial guidance excludes interest expense related to the July 2008 convertible financing and excludes the financial impact of any pending acquisitions or LOIs. On that note, we remain dedicated to our goal of building a leading pharmaceutical business in China. Today we have signed an LOI and we are in the process of negotiating a large acquisition of a pharmaceutical distribution company located in China, which we believe will bolster the reach of our distribution network. We intend to move quickly and efficiently on the acquisition front and we’ll strive to work responsibly and aggressively on behalf of our shareholders.”

The Company will hold a conference call at 5:00 pm ET on August 11, 2008 to discuss its fiscal second quarter 2008 results. Listeners may access the call by dialing 1-800-599-9816 or 1-617-847-8705 for international callers, access code: 41757592. A webcast will also be available through AOB’s website at www.bioaobo.com. A replay of the call will be available through August 18, 2008. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 95123746.

About American Oriental Bioengineering Inc.

American Oriental Bioengineering Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products in China.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission, including the Form 10-Q for the quarter ended June 30, 2008, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact Information:

Anindya Chatterjee

Chief Strategy Officer

(212) 786-7566

Ashley M. Ammon

Integrated Corporate Relations

(203) 682-8200

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	JUNE 30, 2008 (UNAUDITED)	DECEMBER 31, 2007
CURRENT ASSETS
Cash and cash equivalents	$144,473,275	$166,410,075
Accounts receivable, net of reserve of $176,962 and $302,270 at June 30, 2008 and December 31, 2007, respectively	17,332,076	16,494,619
Inventories, net	18,968,955	12,264,536
Advances to suppliers	2,984,896	4,309,352
Notes receivable	691,872	2,259,616
Refundable deposit	6,368,222	—
Other current assets	534,169	5,134,118

Total Current Assets	191,353,465	206,872,316

LONG-TERM ASSETS
Plant and equipment, net	50,561,819	48,496,760
Land use rights, net	48,732,647	46,310,240
Deposit for long-term assets	34,852,986	—
Construction-in-progress	776,947	755,614
Deferred tax assets	1,866,111	1,498,481
Other intangible assets, net	26,232,600	26,972,166
Goodwill	22,566,768	22,566,768
Investment and advances in unconsolidated entities	19,318,730	242,551
Other long-term assets	290,000	—

Total Long-Term Assets	205,198,608	146,842,580

TOTAL ASSETS	$396,552,073	$353,714,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

	JUNE 30, 2008 (UNAUDITED)	DECEMBER 31, 2007
CURRENT LIABILITIES
Accounts payable	$4,671,462	$3,436,352
Other payables and accrued expenses	8,281,952	7,786,157
Taxes payable	3,766,436	2,843,719
Short-term bank loans	6,694,025	6,289,222
Current portion of long-term bank loans	2,958,324	2,374,565
Other liabilities	2,711,988	3,621,030
Deferred tax liabilities	358,529	109,733

Total Current Liabilities	29,442,716	26,460,778

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	828,879	1,263,483
Long-term notes payable	296,668	286,365
Deferred tax liabilities	16,713,352	12,621,180

Total Long-Term Liabilities	17,838,899	14,171,028

TOTAL LIABILITIES	47,281,615	40,631,806

COMMITMENTS

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 78,249,264 and 77,991,935 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively.	78,249	77,992
Common stock to be issued	182,332	1,611,333
Additional paid-in capital	195,253,082	193,007,987
Retained earnings (the restricted portion of retained earnings is $15,910,685 at June 30, 2008 and December 31, 2007, respectively)	125,399,613	102,117,792
Accumulated other comprehensive income	28,356,182	16,266,986

Total Shareholders’ Equity	349,270,458	313,083,090

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$396,552,073	$353,714,896

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME (UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2008	2007	2008	2007
REVENUES	$59,010,005	$33,913,234	$97,778,603	$59,662,608
COST OF GOODS SOLD	18,928,447	10,210,485	31,406,083	18,240,539

GROSS PROFIT	40,081,558	23,702,749	66,372,520	41,422,069

Selling and marketing	7,687,892	3,886,564	12,717,600	6,590,035
Advertising	7,452,231	5,412,510	11,846,572	9,237,855
General and administrative	5,253,274	2,557,805	9,165,957	5,495,949
Depreciation and amortization	1,010,461	341,562	1,987,671	675,836

Total operating expenses	21,403,858	12,198,441	35,717,800	21,999,675

INCOME FROM OPERATIONS	18,677,700	11,504,308	30,654,720	19,422,394
EQUITY IN EARNINGS (LOSS) FROM UNCONSOLIDATED ENTITIES	(640,008)	3,888	(641,067)	11,000
INTEREST INCOME (EXPENSE), NET	(30,616)	43,048	(13,769)	17,238
OTHER INCOME (EXPENSE), NET	(255,770)	56,952	(356,502)	131,958

INCOME BEFORE INCOME TAXES	17,751,306	11,608,196	29,643,382	19,582,590
INCOME TAXES	3,891,614	1,939,825	6,361,562	3,464,773

NET INCOME	13,859,692	9,668,371	23,281,820	16,117,817

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain, net of tax	5,154,761	1,468,243	12,089,196	2,279,042

TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX	5,154,761	1,468,243	12,089,196	2,279,042

COMPREHENSIVE INCOME	$19,014,453	$11,136,614	$35,371,016	$18,396,859

NET INCOME PER SHARE
BASIC	$0.18	$0.15	$0.30	$0.25

DILUTED	$0.18	$0.15	$0.30	$0.24

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	78,223,659	65,144,311	78,207,405	64,877,916
DILUTED	78,223,659	66,600,080	78,208,181	66,483,294